Press Release

Investor Relations:	Media Relations:
Hasmik Bulujian	Tim Sullivan
Hythiam, Inc.	Dan Klores Communications
(310) 444-4333	(212) 981-5234
hbulujian@hythiam.com	tim_sullivan@dkcnews.com

HYTHIAM ANNOUNCES THIRD QUARTER RESULTS

LOS ANGELES, CALIFORNIA — November 6, 2008 — Hythiam, Inc. (NASDAQ:HYTM) today announced financial results for the third quarter ended September 30, 2008, which include the consolidated results from Comprehensive Care Corporation (CompCare).  Additionally, the Company announced the following highlights from its operations:

●	Company plans further reductions in fourth quarter operating expenses.
●	Company plans to reduce 2009 operating expenses by $10 million from current levels.
●	Company expects two to three Catasys™ contracts in the fourth quarter.
●	Company expects several additional Catasys contracts in first quarter 2009.
●	Planned cost reductions and expected new contracts enhance probability of achieving profitability with existing capital resources.
●	CompCare achieves profitability in third quarter.

For the 2008 third quarter, the Company reported consolidated revenues of $9.7 million, which include $8.4 million in revenues from CompCare’s operations and $1.3 million in revenues from Hythiam’s healthcare services business, compared to consolidated revenues of $12.0 million in the third quarter of 2007, which included $9.8 million in revenues from CompCare’s operations and $2.2 million in healthcare services revenues. The decline in revenues from the Company’s healthcare services business was a result of the Company’s decision to streamline operations by reducing operating costs to focus on managed care opportunities.

As of September 30, 2008, the Company had consolidated cash, cash equivalents, and marketable securities of approximately $15.5 million, not including auction rate securities.

In January 2008, the Company streamlined its healthcare services operations, reducing cash operating expenses by 25% to 30% for the remainder of the year.  In April 2008, the Company took further action to streamline its operations by reducing operating costs an additional 20% to 25%.   Following the streamlining actions taken in the first and second quarters, the Company reduced its cash operating expenditures to $6.9 million in the third quarter of 2008 for its healthcare services operations, compared to $9.0 million and $7.6 million in the first and second quarters of 2008, and an average of $11.5 million per quarter in 2007.   The Company has budgeted fourth quarter 2008 cash expenditures of $5.3 million, which will be partially offset by the quarter’s revenues to reduce the Company’s net cash burn.  Beginning in the fourth quarter, the Company has initiated an additional $10 million reduction in cash operating expenses from the current expenditure level, resulting in total budgeted operating costs of approximately $17 million for 2009.

“As the Catasys product continues to gain traction with health plans and managed care providers, we continue to reallocate our corporate resources to maximize that opportunity,” said Terren Peizer, Hythiam's Chairman and CEO.  “Last quarter, we targeted three million covered lives by the end of 2009.  We are in late stage discussions with a number of plans and anticipate signing two to three Catasys contracts in the fourth quarter and additional Catasys contracts in the first quarter of 2009.  These agreements will put us ahead of schedule for our strategic goal of three million lives under contract by the end of 2009.  The recently passed Paul Wellstone and Pete Domenici Mental Health Parity & Addiction Equity Act of 2008 legislates the long anticipated mandate that health plans must provide addiction treatment at the same level as other chronic medical conditions.  This parity legislation is projected to add significant costs to health plans in the coming years.  This is a significant event that could serve to expedite and expand our opportunity with Catasys.  We are already seeing this beginning to alter the landscape within payors who now have even further incentive to utilize our Catasys services.”

Peizer continued “Additionally, we are anticipating the release of data from several key studies of PROMETA® which could help broaden adoption by payors.  When the expected use and cravings data from Dr. Anton’s entire 14 week double-blind placebo controlled study is combined with the functional MRI data from that study it will potentially offer the most definitive and conclusive evidence of PROMETA’s efficacy.  The functional MRI images will hopefully capture the strong neurochemical response to the PROMETA Treatment Program that has been observed in the many patient outcomes in both the field and the various studies.  This robust data set companioned with Dr. Volpicelli’s hopefully soon to be released study results with alcoholics with lesser withdrawal symptoms, will hopefully demonstrate how PROMETA may significantly impact alcoholics along the full spectrum of withdrawal symptoms.  We anticipate this data will further accelerate adoption of the Catasys program in health plans, especially considering the prevalence of alcohol abuse in a health plan population versus the justice system’s focus on illegal drugs, including methamphetamine.  Approximately 60% of the estimated $50 billion of direct medical expenses related to addiction is for the treatment of alcoholism.  As the third leading cause of death, the federal government estimates that 18.8 million Americans suffer from alcohol dependence and account for 69% of the 3.9 million patients who sought addiction treatment in 2007.  Additionally, 731,000 patients are estimated to suffer from meth dependence with a lack of effective pharmacologic treatment available.  We look forward to Dr. Walter Ling’s findings in his study on meth dependent patients expected sometime after Dr. Volpicelli’s data this quarter.”

Net loss for the 2008 third quarter was $7.3 million, or $0.13 per share, compared to a net loss of $13.8 million, or $0.31 per share, in the third quarter of 2007.  Included in the 2008 third quarter net loss was $141,000 of net income from CompCare’s operations and related purchase accounting adjustments, compared to a $1.1 million net loss for CompCare in the same period in 2007. The consolidated net loss for the 2008 third quarter included consolidated non-cash charges for depreciation, amortization and stock-based compensation expenses of $3.7 million, compared to $1.5 million for similar expenses in the year-earlier period.  The consolidated net loss for the 2008 third quarter also included a non-cash gain of $2.4 million from the change in fair value of the Company’s warrant liabilities, while the consolidated net loss for the 2007 third quarter included a non-cash charge of $2.4 million for an impairment loss.

The improvement in CompCare’s results for the third quarter in 2008 reflects the progress CompCare has made in managing its claims expenses. CompCare’s major contract in Indiana, the primary cause for its significant claims costs and operating losses since January 2007, will end at the end of December.  CompCare is working on methods to minimize and manage the exposure to the remainder of the claims that will be presented for payment in the first half of next year with several parties.  CompCare has broadened its pipeline of new business over the past two quarters and is increasingly focusing on the more profitable business and non-risk bearing services revenue streams.  CompCare has also been awarded new contracts that begin later this year and at the beginning of next year.

For the nine months ended September 30, 2008, revenues were $32.6 million, which include $27.3 million in revenues from CompCare’s operations and $5.3 million from the Company’s healthcare services business, compared to consolidated revenues of $32.2 million in the third quarter of 2007, which included $26.5 million in revenues from CompCare’s operations and $5.7 million in healthcare services revenues. Net loss for the 2008 third quarter was $32.1 million, or $0.59 per share, compared to a net loss of $36.8 million, or $0.83 per share, for the nine months ended September 30, 2007.  The net loss for the nine months ended September 30, 2008 included $5.4 million of net loss from CompCare’s operations and related purchase accounting adjustments, compared to a $3.0 million net loss for CompCare in the same period in 2007. Consolidated non-cash charges for depreciation, amortization and stock-based compensation expenses were $9.6 million, compared to $4.4 million for similar expenses in the year-earlier period.  The consolidated net loss for the nine months ended September 30, 2008 also included a non-cash gain of $3.4 million from the change in fair value of the Company’s warrant liabilities, while the consolidated net loss for the same period in 2007 included a non-cash charge of $2.4 million for an impairment loss.

Interested parties are invited to listen to the conference call today at 1:30 p.m. PT live over the Internet at http://www.hythiam.com or http://www.vcall.com. The call is also available by dialing (877) 407-8031, or for international callers (201) 689-8031.   A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com.  A telephonic replay will also be available until 11:59 p.m. PT on December 11, 2008, by dialing (877) 660-6853 or (201) 612-7415, and entering account number 286 and the conference code 292856.

About the PROMETA® Treatment Program
Hythiam's PROMETA Treatment Program is designed for use by health care providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs.  The PROMETA Treatment Program includes nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider.  As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional, and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.  To learn more, please visit www.prometainfo.com.

About Hythiam®
Hythiam, Inc. provides through its CatasysTM offering, behavioral health management services to health plans, employers and unions through a network of licensed and company managed healthcare providers.  Catasys offers integrated substance dependence solutions built around the patented PROMETA Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers.  Hythiam also researches, develops, licenses and commercializes innovative and proprietary physiological, nutritional, and behavioral treatment programs.  Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program.  For further information, please visit www.hythiam.com.

Non-GAAP Measures
In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company has provided a non-GAAP financial measure, which it believes is useful to help investors better understand the company’s financial performance and prospects for the future. The Company defines the non-GAAP financial measure “cash operating expenditures” as the net change in its balance of cash, cash equivalents and marketable securities for the period (excluding equity and financing transactions) plus revenues for the period.  This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Behavioral health managed care services	$8,400	$9,760	$27,315	$26,525
Healthcare services	1,258	2,260	5,295	5,692
Total revenues	9,658	12,020	32,610	32,217

Operating Expenses:
Behavioral health managed care expenses	7,466	9,373	28,912	25,874
Cost of healthcare services	330	611	1,335	1,370
General and administrative expenses	9,879	11,760	32,449	34,592
Impairment Loss	-	2,387	-	2,387
Research and development	713	689	2,986	2,429
Depreciation and amortization	713	673	2,104	1,830
Total operating expenses	19,101	25,493	67,786	68,482

Loss from operations	(9,443)	(13,473)	(35,176)	(36,265)

Interest income	117	271	761	1,179
Interest expense	(372)	(622)	(1,019)	(1,736)
Change in fair value of warrant liabilities	2,448	-	3,403	-
Other non-operating income, net	-	3	-	32
Loss before provision for income taxes	(7,250)	(13,821)	(32,031)	(36,790)

Provision for income taxes	2	22	25	48

Net loss	$(7,252)	$(13,843)	$(32,056)	$(36,838)

Basic and diluted net loss per share	$(0.13)	$(0.31)	$(0.59)	$(0.83)

Weighted average number of shares outstanding	54,629	44,419	54,479	44,131

Hythiam, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$13,724	$11,149
Marketable securities, at fair value	1,767	35,840
Restricted cash	53	39
Receivables, net	2,661	1,787
Notes receivable	24	133
Prepaids and other current assets	1,397	1,394
Total current assets	19,626	50,342

Marketable securities, at fair value	10,408	-
Property and equipment, net	3,259	4,291
Goodwill	10,291	10,557
Intangible assets, net	4,242	4,836
Deposits and other assets	599	620

Total Assets	$48,425	$70,646

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$4,998	$4,038
Accrued compensation and benefits	1,649	2,860
Accrued liabilities	2,347	2,030
Accrued claims payable	6,371	5,464
Short-term debt	10,016	4,742
Income taxes payable	15	94
Total current liabilities	25,396	19,228

Long-term debt	2,320	2,057
Accrued reinsurance claims payable	2,526	2,526
Warrant liabilities	1,227	2,798
Other long-term liabilities	377	773
Total liabilities	31,846	27,382

Stockholders' equity	16,579	43,264

Total Liabilities and Stockholders' Equity	$48,425	$70,646